EXHIBIT 99.2
HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The selected financial data and the accompanying consolidated financial statements present certain information with respect to the financial position, results of operations and cash flows of HCA Holdings, Inc. which should be read in conjunction with the following discussion and analysis. The terms “HCA,” “Company,” “we,” “our,” or “us,” as used herein, refer HCA Inc. and our affiliates prior to the Corporate Reorganization and to HCA Holdings, Inc. and our affiliates after the Corporate Reorganization unless otherwise stated or indicated by context. The term “affiliates” means direct and indirect subsidiaries of HCA Holdings, Inc. and partnerships and joint ventures in which such subsidiaries are partners.

Forward-Looking Statements

This annual report on Form 10-K includes certain disclosures which contain “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the ability to recognize the benefits of the Recapitalization, (2) the impact of our substantial indebtedness incurred to finance the Recapitalization and distributions to stockholders and the ability to refinance such indebtedness on acceptable terms, (3) the effects related to the enactment of the Health Reform Law, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (4) increases in the amount and risk of collectibility of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in revenue mix, including potential declines in the population covered under managed care agreements and the ability to enter into and renew managed care provider agreements on acceptable terms, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures which may result in charges and possible impairments of long-lived assets, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, and (20) other risk factors described in this annual report on Form 10-K. As a consequence, current plans, anticipated actions and future financial position and results of operations may differ from those expressed in any forward-looking statements made by or on behalf of HCA. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this report.

2010 Operations Summary

Net income attributable to HCA Holdings, Inc. totaled $1.207 billion for 2010, compared to $1.054 billion for 2009. The 2010 results include net gains on sales of facilities of $4 million and impairments of long-lived assets of

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

2010 Operations Summary (Continued)

$123 million. The 2009 results include net losses on sales of facilities of $15 million and impairments of long-lived assets of $43 million.

Revenues increased to $30.683 billion for 2010 from $30.052 billion for 2009. Revenues increased 2.1% on both a consolidated basis and on a same facility basis for 2010, compared to 2009. The consolidated revenues increase can be attributed to the combined impact of a 0.9% increase in revenue per equivalent admission and a 1.2% increase in equivalent admissions. The same facility revenues increase resulted from a 0.6% increase in same facility revenue per equivalent admission and a 1.4% increase in same facility equivalent admissions.

During 2010, consolidated admissions declined 0.1% and same facility admissions increased 0.1%, compared to 2009. Inpatient surgical volumes declined 1.5% on a consolidated basis and declined 1.4% on a same facility basis during 2010, compared to 2009. Outpatient surgical volumes declined 1.4% on a consolidated basis and declined 1.2% on a same facility basis during 2010, compared to 2009. Emergency room visits increased 2.0% on a consolidated basis and increased 2.1% on a same facility basis during 2010, compared to 2009.

For 2010, the provision for doubtful accounts declined $628 million, to 8.6% of revenues from 10.9% of revenues for 2009. The combined self-pay revenue deductions for charity care and uninsured discounts increased $1.892 billion for 2010, compared to 2009. The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of net revenues, uninsured discounts and charity care, was 25.6% for 2010, compared to 23.8% for 2009. Same facility uninsured admissions increased 5.4% and same facility uninsured emergency room visits increased 1.2% for 2010, compared to 2009.

Interest expense totaled $2.097 billion for 2010, compared to $1.987 billion for 2009. The $110 million increase in interest expense for 2010 was due primarily to an increase in the average effective interest rate.

Cash flows from operating activities increased $338 million, from $2.747 billion for 2009 to $3.085 billion for 2010. The increase related primarily to the net impact of improvements from a $198 million increase in net income and a $547 million reduction in income tax payments, offsetting a $384 million net decline from changes in working capital items and the provision for doubtful accounts.

Business Strategy

We are committed to providing the communities we serve with high quality, cost-effective health care while growing our business, increasing our profitability and creating long-term value for our stockholders. To achieve these objectives, we align our efforts around the following growth agenda:

Grow Our Presence in Existing Markets.  We believe we are well positioned in a number of large and growing markets that will allow us the opportunity to generate long-term, attractive growth through the expansion of our presence in these markets. We plan to continue recruiting and strategically collaborating with the physician community and adding attractive service lines such as cardiology, emergency services, oncology and women’s services. Additional components of our growth strategy include expanding our footprint through developing various outpatient access points, including surgery centers, rural outreach, freestanding emergency departments and walk-in clinics. Since our Recapitalization, we have invested significant capital into these markets and expect to continue to see the benefit of this investment.

Achieve Industry-Leading Performance in Clinical and Satisfaction Measures.  Achieving high levels of patient safety, patient satisfaction and clinical quality are central goals of our business model. To achieve these goals, we have implemented a number of initiatives including infection reduction initiatives, hospitalist programs, advanced health information technology and evidence-based medicine programs. We routinely analyze operational practices from our best-performing hospitals to identify ways to implement organization-wide performance

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Business Strategy (Continued)

improvements and reduce clinical variation. We believe these initiatives will continue to improve patient care, help us achieve cost efficiencies, grow our revenues and favorably position us in an environment where our constituents are increasingly focused on quality, efficacy and efficiency.

Recruit and Employ Physicians to Meet Need for High Quality Health Services.  We depend on the quality and dedication of the health care providers and other team members who serve at our facilities. We believe a critical component of our growth strategy is our ability to successfully recruit and strategically collaborate with physicians and other professionals to provide high quality care. We attract and retain physicians by providing high quality, convenient facilities with advanced technology, by expanding our specialty services and by building our outpatient operations. We believe our continued investment in the employment, recruitment and retention of physicians will improve the quality of care at our facilities.

Continue to Leverage Our Scale and Market Positions to Enhance Profitability.  We believe there is significant opportunity to continue to grow the profitability of our company by fully leveraging the scale and scope of our franchise. We are currently pursuing next generation performance improvement initiatives such as contracting for services on a multistate basis and expanding our support infrastructure for additional clinical and support functions, such as physician credentialing, medical transcription and electronic medical recordkeeping. We believe our centrally managed business processes and ability to leverage cost-saving practices across our extensive network will enable us to continue to manage costs effectively. We are in the process of creating a subsidiary that will leverage key components of our support infrastructure, including revenue cycle management, healthcare group purchasing, supply chain management and staffing functions, by offering these services to other hospital companies.

Selectively Pursue a Disciplined Development Strategy.  We continue to believe there are significant growth opportunities in our markets. We will continue to provide financial and operational resources to successfully execute on our in-market opportunities. To complement our in-market growth agenda, we intend to focus on selectively developing and acquiring new hospitals, outpatient facilities and other health care service providers. We believe the challenges faced by the hospital industry may spur consolidation and we believe our size, scale, national presence and access to capital will position us well to participate in any such consolidation. We have a strong record of successfully acquiring and integrating hospitals and entering into joint ventures and intend to continue leveraging this experience.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. Our estimates are based on historical experience and various other assumptions we believe are reasonable under the circumstances. We evaluate our estimates on an ongoing basis and make changes to the estimates and related disclosures as experience develops or new information becomes known. Actual results may differ from these estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenues

Revenues are recorded during the period the health care services are provided, based upon the estimated amounts due from payers. Estimates of contractual allowances under managed care health plans are based upon the payment terms specified in the related contractual agreements. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The estimated reimbursement amounts are made on a payer-specific basis and are recorded based on the best information available regarding management’s

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Critical Accounting Policies and Estimates (Continued)

Revenues (Continued)

interpretation of the applicable laws, regulations and contract terms. Management continually reviews the contractual estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms resulting from contract renegotiations and renewals. We have invested significant resources to refine and improve our computerized billing systems and the information system data used to make contractual allowance estimates. We have developed standardized calculation processes and related training programs to improve the utility of our patient accounting systems.

The Emergency Medical Treatment and Active Labor Act (“EMTALA”) requires any hospital participating in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize the condition or make an appropriate transfer of the individual to a facility able to handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment. Federal and state laws and regulations, including but not limited to EMTALA, require, and our commitment to providing quality patient care encourages, the provision of services to patients who are financially unable to pay for the health care services they receive. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Reform Law”), requires health plans to reimburse hospitals for emergency services provided to enrollees without prior authorization and without regard to whether a participating provider contract is in place. Further, as enacted, the Health Reform Law contains provisions that seek to decrease the number of uninsured individuals, including requirements or incentives, which do not become effective until 2014, for individuals to obtain, and large employers to provide, insurance coverage. These mandates may reduce the financial impact of screening for and stabilizing emergency medical conditions. However, many factors are unknown regarding the impact of the Health Reform Law, including the outcome of court challenges to the constitutionality of the law and Congressional efforts to amend or repeal the law, how many previously uninsured individuals will obtain coverage as a result of the law or the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals and the payer mix.

We do not pursue collection of amounts related to patients who meet our guidelines to qualify as charity care; therefore, they are not reported in revenues. Patients treated at our hospitals for nonelective care, who have income at or below 200% of the federal poverty level, are eligible for charity care. The federal poverty level is established by the federal government and is based on income and family size. We provide discounts from our gross charges to uninsured patients who do not qualify for Medicaid or charity care. These discounts are similar to those provided to many local managed care plans. After the discounts are applied, we are still unable to collect a significant portion of uninsured patients’ accounts, and we record significant provisions for doubtful accounts (based upon our historical collection experience) related to uninsured patients in the period the services are provided.

Due to the complexities involved in the classification and documentation of health care services authorized and provided, the estimation of revenues earned and the related reimbursement are often subject to interpretations that could result in payments that are different from our estimates. Adjustments to estimated Medicare and Medicaid reimbursement amounts and disproportionate-share funds, which resulted in net increases to revenues, related primarily to cost reports filed during the respective year were $52 million, $40 million and $32 million in 2010, 2009 and 2008, respectively. The adjustments to estimated reimbursement amounts, which resulted in net increases to revenues, related primarily to cost reports filed during previous years were $50 million, $60 million and $35 million in 2010, 2009 and 2008, respectively. We expect adjustments during the next 12 months related to Medicare and Medicaid cost report filings and settlements and disproportionate-share funds will result in increases to revenues within generally similar ranges.

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Critical Accounting Policies and Estimates (Continued)

Provision for Doubtful Accounts and the Allowance for Doubtful Accounts

The collection of outstanding receivables from Medicare, managed care payers, other third-party payers and patients is our primary source of cash and is critical to our operating performance. The primary collection risks relate to uninsured patient accounts, including patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and copayments) remain outstanding. The provision for doubtful accounts and the allowance for doubtful accounts relate primarily to amounts due directly from patients. An estimated allowance for doubtful accounts is recorded for all uninsured accounts, regardless of the aging of those accounts. Accounts are written off when all reasonable internal and external collection efforts have been performed. Our collection policies include a review of all accounts against certain standard collection criteria, upon completion of our internal collection efforts. Accounts determined to possess positive collectibility attributes are forwarded to a secondary external collection agency and the other accounts are written off. The accounts that are not collected by the secondary external collection agency are written off when they are returned to us by the collection agency (usually within 12 months). Writeoffs are based upon specific identification and the writeoff process requires a writeoff adjustment entry to the patient accounting system. We do not pursue collection of amounts related to patients that meet our guidelines to qualify as charity care.

The amount of the provision for doubtful accounts is based upon management’s assessment of historical writeoffs and expected net collections, business and economic conditions, trends in federal, state, and private employer health care coverage and other collection indicators. Management relies on the results of detailed reviews of historical writeoffs and recoveries at facilities that represent a majority of our revenues and accounts receivable (the “hindsight analysis”) as a primary source of information in estimating the collectibility of our accounts receivable. We perform the hindsight analysis quarterly, utilizing rolling twelve-months accounts receivable collection and writeoff data. We believe our quarterly updates to the estimated allowance for doubtful accounts at each of our hospital facilities provide reasonable valuations of our accounts receivable. These routine, quarterly changes in estimates have not resulted in material adjustments to our allowance for doubtful accounts, provision for doubtful accounts or period-to-period comparisons of our results of operations. At December 31, 2010 and 2009, the allowance for doubtful accounts represented approximately 93% and 94%, respectively, of the $4.249 billion and $5.176 billion, respectively, patient due accounts receivable balance. The patient due accounts receivable balance represents the estimated uninsured portion of our accounts receivable. The estimated uninsured portion of Medicaid pending and uninsured discount pending accounts is included in our patient due accounts receivable balance.

The revenue deductions related to uninsured accounts (charity care and uninsured discounts) generally have the inverse effect on the provision for doubtful accounts. To quantify the total impact of and trends related to uninsured accounts, we believe it is beneficial to view these revenue deductions and provision for doubtful accounts in combination, rather than each separately. A summary of these amounts for the years ended December 31, follows (dollars in millions):

	2010	2009	2008

Provision for doubtful accounts	$2,648	$3,276	$3,409
Uninsured discounts	4,641	2,935	1,853
Charity care	2,337	2,151	1,747

Totals	$9,626	$8,362	$7,009

The provision for doubtful accounts, as a percentage of revenues, declined from 12.0% for 2008 to 10.9% for 2009 and declined to 8.6% for 2010. Our decision to increase uninsured discounts during the second half of 2009 has directly contributed to the decline in the provision for doubtful accounts. However, the sum of the provision for

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Critical Accounting Policies and Estimates (Continued)

Provision for Doubtful Accounts and the Allowance for Doubtful Accounts (Continued)

doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of net revenues, uninsured discounts and charity care increased from 21.9% for 2008 to 23.8% for 2009 and to 25.6% for 2010.

Days revenues in accounts receivable were 46 days, 45 days and 49 days at December 31, 2010, 2009 and 2008, respectively. Management expects a continuation of the challenges related to the collection of the patient due accounts. Adverse changes in the percentage of our patients having adequate health care coverage, general economic conditions, patient accounting service center operations, payer mix, or trends in federal, state, and private employer health care coverage could affect the collection of accounts receivable, cash flows and results of operations.

The approximate breakdown of accounts receivable by payer classification as of December 31, 2010 and 2009 is set forth in the following table:

	% of Accounts Receivable
	Under 91 Days	91—180 Days	Over 180 Days

Accounts receivable aging at December 31, 2010:
Medicare and Medicaid	14%	1%	1%
Managed care and other insurers	21	4	4
Uninsured	17	8	30

Total	52%	13%	35%

Accounts receivable aging at December 31, 2009:
Medicare and Medicaid	12%	1%	1%
Managed care and other insurers	18	4	4
Uninsured	13	8	39

Total	43%	13%	44%

Our decisions, to increase uninsured discounts and to reduce the length of time accounts are left with our secondary collection agency, have contributed to improvements in our accounts receivable aging trends, particularly for our uninsured accounts receivable.

Professional Liability Claims

We, along with virtually all health care providers, operate in an environment with professional liability risks. Our facilities are insured by our wholly-owned insurance subsidiary for losses up to $50 million per occurrence, subject to a $5 million per occurrence self-insured retention. We purchase excess insurance on a claims-made basis for losses in excess of $50 million per occurrence. Our professional liability reserves, net of receivables under reinsurance contracts, do not include amounts for any estimated losses covered by our excess insurance coverage. Provisions for losses related to professional liability risks were $222 million, $211 million and $175 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Reserves for professional liability risks represent the estimated ultimate cost of all reported and unreported losses incurred through the respective consolidated balance sheet dates. The estimated ultimate cost includes estimates of direct expenses and fees paid to outside counsel and experts, but does not include the general overhead costs of our insurance subsidiary or corporate office. Individual case reserves are established based upon the particular circumstances of each reported claim and represent our estimates of the future costs that will be paid on

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Critical Accounting Policies and Estimates (Continued)

Professional Liability Claims (Continued)

reported claims. Case reserves are reduced as claim payments are made and are adjusted upward or downward as our estimates regarding the amounts of future losses are revised. Once the case reserves for known claims are determined, information is stratified by loss layers and retentions, accident years, reported years, and geographic location of our hospitals. Several actuarial methods are employed to utilize this data to produce estimates of ultimate losses and reserves for incurred but not reported claims, including: paid and incurred extrapolation methods utilizing paid and incurred loss development to estimate ultimate losses; frequency and severity methods utilizing paid and incurred claims development to estimate ultimate average frequency (number of claims) and ultimate average severity (cost per claim); and Bornhuetter-Ferguson methods which add expected development to actual paid or incurred experience to estimate ultimate losses. These methods use our company-specific historical claims data and other information. Company-specific claim reporting and settlement data collected over an approximate 20-year period is used in our reserve estimation process. This company-specific data includes information regarding our business, including historical paid losses and loss adjustment expenses, historical and current case loss reserves, actual and projected hospital statistical data, professional liability retentions for each policy year, geographic information and other data.

Reserves and provisions for professional liability risks are based upon actuarially determined estimates. The estimated reserve ranges, net of amounts receivable under reinsurance contracts, were $1.067 billion to $1.276 billion at December 31, 2010 and $1.024 billion to $1.270 billion at December 31, 2009. Our estimated reserves for professional liability claims may change significantly if future claims differ from expected trends. We perform sensitivity analyses which model the volatility of key actuarial assumptions and monitor our reserves for adequacy relative to all our assumptions in the aggregate. Based on our analysis, we believe the estimated professional liability reserve ranges represent the reasonably likely outcomes for ultimate losses. We consider the number and severity of claims to be the most significant assumptions in estimating reserves for professional liabilities. A 2% change in the expected frequency trend could be reasonably likely and would increase the reserve estimate by $16 million or reduce the reserve estimate by $15 million. A 2% change in the expected claim severity trend could be reasonably likely and would increase the reserve estimate by $71 million or reduce the reserve estimate by $65 million. We believe adequate reserves have been recorded for our professional liability claims; however, due to the complexity of the claims, the extended period of time to settle the claims and the wide range of potential outcomes, our ultimate liability for professional liability claims could change by more than the estimated sensitivity amounts and could change materially from our current estimates.

The reserves for professional liability risks cover approximately 2,700 and 2,600 individual claims at December 31, 2010 and 2009, respectively, and estimates for unreported potential claims. The time period required to resolve these claims can vary depending upon the jurisdiction and whether the claim is settled or litigated. The average time period between the occurrence and payment of final settlement for our professional liability claims is approximately five years, although the facts and circumstances of each individual claim can result in an occurrence-to-settlement timeframe that varies from this average. The estimation of the timing of payments beyond a year can vary significantly.

Reserves for professional liability risks were $1.262 billion and $1.322 billion at December 31, 2010 and 2009, respectively. The current portion of these reserves, $268 million and $265 million at December 31, 2010 and 2009, respectively, is included in “other accrued expenses.” Obligations covered by reinsurance contracts are included in the reserves for professional liability risks, as the insurance subsidiary remains liable to the extent reinsurers do not meet their obligations. Reserves for professional liability risks (net of $14 million and $53 million receivable under reinsurance contracts at December 31, 2010 and 2009, respectively) were $1.248 billion and $1.269 billion at December 31, 2010 and 2009, respectively. The estimated total net reserves for professional liability risks at

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Critical Accounting Policies and Estimates (Continued)

Professional Liability Claims (Continued)

December 31, 2010 and 2009 are comprised of $758 million and $680 million, respectively, of case reserves for known claims and $490 million and $589 million, respectively, of reserves for incurred but not reported claims.

Changes in our professional liability reserves, net of reinsurance recoverable, for the years ended December 31, are summarized in the following table (dollars in millions):

	2010	2009	2008

Net reserves for professional liability claims, January 1	$1,269	$1,330	$1,469
Provision for current year claims	272	258	239
Favorable development related to prior years’ claims	(50)	(47)	(64)

Total provision	222	211	175

Payments for current year claims	7	4	7
Payments for prior years’ claims	236	268	307

Total claim payments	243	272	314

Net reserves for professional liability claims, December 31	$1,248	$1,269	$1,330

The favorable development related to prior years’ claims resulted from declining claim frequency and moderating claim severity trends. We believe these favorable trends are primarily attributable to tort reforms enacted in key states, particularly Texas, and our risk management and patient safety initiatives, particularly in the area of obstetrics.

Income Taxes

We calculate our provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized by identifying the temporary differences that arise from the recognition of items in different periods for tax and accounting purposes. Deferred tax assets generally represent the tax effects of amounts expensed in our income statement for which tax deductions will be claimed in future periods.

Although we believe we have properly reported taxable income and paid taxes in accordance with applicable laws, federal, state or international taxing authorities may challenge our tax positions upon audit. Significant judgment is required in determining and assessing the impact of uncertain tax positions. We report a liability for unrecognized tax benefits from uncertain tax positions taken or expected to be taken in our income tax return. During each reporting period, we assess the facts and circumstances related to uncertain tax positions. If the realization of unrecognized tax benefits is deemed probable based upon new facts and circumstances, the estimated liability and the provision for income taxes are reduced in the current period. Final audit results may vary from our estimates.

Results of Operations

Revenue/Volume Trends

Our revenues depend upon inpatient occupancy levels, the ancillary services and therapy programs ordered by physicians and provided to patients, the volume of outpatient procedures and the charge and negotiated payment rates for such services. Gross charges typically do not reflect what our facilities are actually paid. Our facilities have entered into agreements with third-party payers, including government programs and managed care health plans, under which the facilities are paid based upon the cost of providing services, predetermined rates per diagnosis,

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Revenue/Volume Trends (Continued)

fixed per diem rates or discounts from gross charges. We do not pursue collection of amounts related to patients who meet our guidelines to qualify for charity care; therefore, they are not reported in revenues. We provide discounts to uninsured patients who do not qualify for Medicaid or charity care that are similar to the discounts provided to many local managed care plans.

Revenues increased 2.1% to $30.683 billion for 2010 from $30.052 billion for 2009 and increased 5.9% for 2009 from $28.374 billion for 2008. The increase in revenues in 2010 can be primarily attributed to the combined impact of a 0.9% increase in revenue per equivalent admission and a 1.2% increase in equivalent admissions compared to the prior year. The increase in revenues in 2009 can be primarily attributed to the combined impact of a 2.6% increase in revenue per equivalent admission and a 3.2% increase in equivalent admissions compared to 2008. The decline in the rate of revenue growth from 5.9% for 2009 compared to 2008 to 2.1% for 2010 compared to 2009 is primarily due to a decline in the rate of volume growth (equivalent admission growth declined from 3.2% for 2009 compared to 2008 to 1.2% for 2010 compared to 2009) and a decline in uninsured revenues (uninsured revenues were $1.732 billion, $2.350 billion and $2.695 billion for the years ended December 31, 2010, 2009 and 2008, respectively) resulting from our increased uninsured discounts (uninsured discounts were $4.641 billion, $2.935 billion and $1.853 billion for the years ended December 31, 2010, 2009 and 2008, respectively).

Consolidated admissions declined 0.1% in 2010 compared to 2009 and increased 1.0% in 2009 compared to 2008. Consolidated inpatient surgeries declined 1.5% and consolidated outpatient surgeries declined 1.4% during 2010 compared to 2009. Consolidated inpatient surgeries increased 0.3% and consolidated outpatient surgeries declined 0.4% during 2009 compared to 2008. Consolidated emergency room visits increased 2.0% during 2010 compared to 2009 and increased 6.6% during 2009 compared to 2008.

Same facility revenues increased 2.1% for the year ended December 31, 2010 compared to the year ended December 31, 2009 and increased 6.1% for the year ended December 31, 2009 compared to the year ended December 31, 2008. The 2.1% increase for 2010 can be primarily attributed to the combined impact of a 0.6% increase in same facility revenue per equivalent admission and a 1.4% increase in same facility equivalent admissions. The 6.1% increase for 2009 can be primarily attributed to the combined impact of a 2.6% increase in same facility revenue per equivalent admission and a 3.4% increase in same facility equivalent admissions.

Same facility admissions increased 0.1% in 2010 compared to 2009 and increased 1.2% in 2009 compared to 2008. Same facility inpatient surgeries declined 1.4% and same facility outpatient surgeries declined 1.2% during 2010 compared to 2009. Same facility inpatient surgeries increased 0.5% and same facility outpatient surgeries declined 0.1% during 2009 compared to 2008. Same facility emergency room visits increased 2.1% during 2010 compared to 2009 and increased 7.0% during 2009 compared to 2008.

Same facility uninsured emergency room visits increased 1.2% and same facility uninsured admissions increased 5.4% during 2010 compared to 2009. Same facility uninsured emergency room visits increased 6.5% and same facility uninsured admissions increased 4.7% during 2009 compared to 2008.

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Revenue/Volume Trends (Continued)

The approximate percentages of our admissions related to Medicare, managed Medicare, Medicaid, managed Medicaid, managed care and other insurers and the uninsured for the years ended December 31, 2010, 2009 and 2008 are set forth below.

	Years Ended December 31,
	2010	2009	2008

Medicare	34%	34%	35%
Managed Medicare	10	10	9
Medicaid	9	9	8
Managed Medicaid	8	7	7
Managed care and other insurers	32	34	35
Uninsured	7	6	6

	100%	100%	100%

The approximate percentages of our inpatient revenues related to Medicare, managed Medicare, Medicaid, managed Medicaid, managed care plans and other insurers and the uninsured for the years ended December 31, 2010, 2009 and 2008 are set forth below.

	Years Ended December 31,
	2010	2009	2008

Medicare	31%	31%	31%
Managed Medicare	9	8	8
Medicaid	9	8	7
Managed Medicaid	4	4	4
Managed care and other insurers	44	44	44
Uninsured(a)	3	5	6

	100%	100%	100%

(a)	Increases in discounts to uninsured revenues have resulted in declines in the percentage of our inpatient revenues related to the uninsured, as the percentage of uninsured admissions compared to total admissions has increased slightly.

At December 31, 2010, we owned and operated 38 hospitals and 32 surgery centers in the state of Florida. Our Florida facilities’ revenues totaled $7.490 billion, $7.343 billion and $7.009 billion for the years ended December 31, 2010, 2009 and 2008, respectively. At December 31, 2010, we owned and operated 36 hospitals and 23 surgery centers in the state of Texas. Our Texas facilities’ revenues totaled $8.352 billion, $8.042 billion and $7.351 billion for the years ended December 31, 2010, 2009 and 2008, respectively. During 2010, 2009 and 2008, 57%, 57% and 55% of our admissions and 52%, 51% and 51%, respectively, of our revenues were generated by our Florida and Texas facilities. Uninsured admissions in Florida and Texas represented 63%, 64% and 63% of our uninsured admissions during 2010, 2009 and 2008, respectively.

We receive a significant portion of our revenues from government health programs, principally Medicare and Medicaid, which are highly regulated and subject to frequent and substantial changes. We have increased the indigent care services we provide in several communities in the state of Texas, in affiliation with other hospitals. The state of Texas has been involved in the effort to increase the indigent care provided by private hospitals. As a result of this additional indigent care provided by private hospitals, public hospital districts or counties in Texas

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Revenue/Volume Trends (Continued)

have available funds that were previously devoted to indigent care. The public hospital districts or counties are under no contractual or legal obligation to provide such indigent care. The public hospital districts or counties have elected to transfer some portion of these available funds to the state’s Medicaid program. Such action is at the sole discretion of the public hospital districts or counties. It is anticipated that these contributions to the state will be matched with federal Medicaid funds. The state then may make supplemental payments to hospitals in the state for Medicaid services rendered. Hospitals receiving Medicaid supplemental payments may include those that are providing additional indigent care services. Such payments must be within the federal UPL established by federal regulation. Our Texas Medicaid revenues included $657 million, $474 million and $262 million during 2010, 2009 and 2008, respectively, of Medicaid supplemental payments pursuant to UPL programs.

The American Recovery and Reinvestment Act of 2009 provides for Medicare and Medicaid incentive payments beginning in 2011 for eligible hospitals and professionals that adopt and meaningfully use certified electronic health record (“EHR”) technology. We estimate a majority of our eligible hospitals will attest to adopting, implementing, upgrading or demonstrating meaningful use of certified EHR technology during the fourth quarter of 2011, and we will not recognize any revenues related to the Medicare or Medicaid incentive payments until we are able to complete these attestations. We currently estimate that, during 2011 (primarily during our fourth quarter), the amount of Medicare or Medicaid incentive payments realizable (and revenues recognized) will be in the range of $275 million to $325 million. Actual incentive payments could vary from these estimates due to certain factors such as availability of federal funding for both Medicare and Medicaid incentive payments, timing of the approval of state Medicaid incentive payment plans by CMS and our ability to implement and demonstrate meaningful use of certified EHR technology. We have incurred and will continue to incur both capital costs and operating expenses in order to implement our certified EHR technology and meet meaningful use requirements. These expenses are ongoing and are projected to continue over all stages of implementation of meaningful use. The timing of recognizing the expenses will not correlate with the receipt of the incentive payments and the recognition of revenues. We estimate that operating expenses to implement our certified EHR technology and meet meaningful use will be in the range of $125 million to $150 million for 2011. Actual operating expenses could vary from these estimates. There can be no assurance that we will be able to demonstrate meaningful use of certified EHR technology, and the failure to do so could have a material, adverse effect on our results of operations.

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Operating Results Summary

The following are comparative summaries of operating results for the years ended December 31, 2010, 2009 and 2008 (dollars in millions):

	2010		2009		2008
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Revenues	$30,683	100.0	$30,052	100.0	$28,374	100.0

Salaries and benefits	12,484	40.7	11,958	39.8	11,440	40.3
Supplies	4,961	16.2	4,868	16.2	4,620	16.3
Other operating expenses	5,004	16.3	4,724	15.7	4,554	16.1
Provision for doubtful accounts	2,648	8.6	3,276	10.9	3,409	12.0
Equity in earnings of affiliates	(282)	(0.9)	(246)	(0.8)	(223)	(0.8)
Depreciation and amortization	1,421	4.6	1,425	4.8	1,416	5.0
Interest expense	2,097	6.8	1,987	6.6	2,021	7.1
Losses (gains) on sales of facilities	(4)	—	15	—	(97)	(0.3)
Impairments of long-lived assets	123	0.4	43	0.1	64	0.2

	28,452	92.7	28,050	93.3	27,204	95.9

Income before income taxes	2,231	7.3	2,002	6.7	1,170	4.1
Provision for income taxes	658	2.2	627	2.1	268	0.9

Net income	1,573	5.1	1,375	4.6	902	3.2
Net income attributable to noncontrolling interests	366	1.2	321	1.1	229	0.8

Net income attributable to HCA Holdings, Inc.	$1,207	3.9	$1,054	3.5	$673	2.4

% changes from prior year:
Revenues	2.1%		5.9%		5.6%
Income before income taxes	11.5		71.1		(16.3)
Net income attributable to HCA Holdings, Inc.	14.5		56.7		(23.0)
Admissions(a)	(0.1)		1.0		(0.7)
Equivalent admissions(b)	1.2		3.2		0.5
Revenue per equivalent admission	0.9		2.6		5.2
Same facility % changes from prior year(c):
Revenues	2.1		6.1		7.0
Admissions(a)	0.1		1.2		0.9
Equivalent admissions(b)	1.4		3.4		1.9
Revenue per equivalent admission	0.6		2.6		5.1

(a)	Represents the total number of patients admitted to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(b)	Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation “equates” outpatient revenue to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(c)	Same facility information excludes the operations of hospitals and their related facilities that were either acquired, divested or removed from service during the current and prior year.

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Operating Results Summary (Continued)

Supplemental Non-GAAP Disclosures
Operating Measures on a Cash Revenues Basis
(Dollars in millions)

The results of operations presented on a cash revenues basis for the years ended December 31, 2010, 2009 and 2008 (dollars in millions):

	2010			2009			2008
		Non-			Non-			Non-
		GAAP %	GAAP %		GAAP %	GAAP %		GAAP %	GAAP %
		of Cash	of		of Cash	of		of Cash	of
		Revenues	Revenues		Revenues	Revenues		Revenues	Revenues
	Amount	Ratios(b)	Ratios(b)	Amount	Ratios(b)	Ratios(b)	Amount	Ratios(b)	Ratios(b)

Revenues	$30,683		100.0%	$30,052		100.0%	$28,374		100.0%
Provision for doubtful accounts	2,648			3,276			3,409

Cash revenues(a)	28,035	100.0%		26,776	100.0%		24,965	100.0%
Salaries and benefits	12,484	44.5	40.7	11,958	44.7	39.8	11,440	45.8	40.3
Supplies	4,961	17.7	16.2	4,868	18.2	16.2	4,620	18.5	16.3
Other operating expenses	5,004	17.9	16.3	4,724	17.6	15.7	4,554	18.3	16.1
% changes from prior year:
Revenues	2.1%			5.9%			5.6%
Cash revenues	4.7			7.2			5.2
Revenue per equivalent admission	0.9			2.6			5.2
Cash revenue per equivalent admission	3.5			3.9			4.7

(a)	Cash revenues is defined as reported revenues less the provision for doubtful accounts. We use cash revenues as an analytical indicator for purposes of assessing the effect of uninsured patient volumes, adjusted for the effect of both the revenue deductions related to uninsured accounts (charity care and uninsured discounts) and the provision for doubtful accounts (which relates primarily to uninsured accounts), on our revenues and certain operating expenses, as a percentage of cash revenues. Variations in the revenue deductions related to uninsured accounts generally have the inverse effect on the provision for doubtful accounts. During 2010, uninsured discounts increased $1.706 billion and the provision for doubtful accounts declined $628 million, compared to 2009. During 2009, uninsured discounts increased $1.082 billion and the provision for doubtful accounts declined $133 million, compared to 2008. Cash revenues is commonly used as an analytical indicator within the health care industry. Cash revenues should not be considered as a measure of financial performance under generally accepted accounting principles. Because cash revenues is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, cash revenues, as presented, may not be comparable to other similarly titled measures of other health care companies.

(b)	Salaries and benefits, supplies and other operating expenses, as a percentage of cash revenues (a non-GAAP financial measure), present the impact on these ratios due to the adjustment of deducting the provision for doubtful accounts from reported revenues and results in these ratios being non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare certain operating expense categories as a percentage of cash revenues. Management finds this information useful to evaluate certain expense category trends without the influence of whether adjustments related to revenues for uninsured accounts are recorded as revenue adjustments (charity care and uninsured discounts) or operating expenses (provision for doubtful accounts), and thus the expense category trends are generally analyzed as a percentage of cash revenues. These non-GAAP financial measures should not be considered alternatives to GAAP financial measures. We believe this supplemental information provides management and the users of our financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Years Ended December 31, 2010 and 2009

Net income attributable to HCA Holdings, Inc. totaled $1.207 billion for the year ended December 31, 2010 compared to $1.054 billion for the year ended December 31, 2009. Financial results for 2010 include net gains on sales of facilities of $4 million and asset impairment charges of $123 million. Financial results for 2009 include net losses on sales of facilities of $15 million and asset impairment charges of $43 million.

Revenues increased 2.1% to $30.683 billion for 2010 from $30.052 billion for 2009. The increase in revenues was due primarily to the combined impact of a 0.9% increase in revenue per equivalent admission and a 1.2% increase in equivalent admissions compared to 2009. Same facility revenues increased 2.1% due primarily to the combined impact of a 0.6% increase in same facility revenue per equivalent admission and a 1.4% increase in same facility equivalent admissions compared to 2009. Cash revenues (reported revenues less the provision for doubtful accounts) increased 4.7% for 2010, compared to 2009.

During 2010, consolidated admissions declined 0.1% and same facility admissions increased 0.1% for 2010, compared to 2009. Consolidated inpatient surgical volumes declined 1.5%, and same facility inpatient surgeries declined 1.4% during 2010 compared to 2009. Consolidated outpatient surgical volumes declined 1.4%, and same facility outpatient surgeries declined 1.2% during 2010 compared to 2009. Emergency room visits increased 2.0% on a consolidated basis and increased 2.1% on a same facility basis during 2010 compared to 2009.

Salaries and benefits, as a percentage of revenues, were 40.7% in 2010 and 39.8% in 2009. Salaries and benefits, as a percentage of cash revenues, were 44.5% in 2010 and 44.7% in 2009. Salaries and benefits per equivalent admission increased 3.2% in 2010 compared to 2009. Same facility labor rate increases averaged 2.7% for 2010 compared to 2009.

Supplies, as a percentage of revenues, were 16.2% in both 2010 and 2009. Supplies, as a percentage of cash revenues, were 17.7% in 2010 and 18.2% in 2009. Supply costs per equivalent admission increased 0.7% in 2010 compared to 2009. Supply costs per equivalent admission increased 2.4% for medical devices, 0.8% for blood products, and 2.9% for general medical and surgical items, and declined 0.7% for pharmacy supplies in 2010 compared to 2009.

Other operating expenses, as a percentage of revenues, increased to 16.3% in 2010 from 15.7% in 2009. Other operating expenses, as a percentage of cash revenues, increased to 17.9% in 2010 from 17.6% in 2009. Other operating expenses are primarily comprised of contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance (including professional liability insurance) and nonincome taxes. The major component of the increase in other operating expenses, as a percentage of revenues, was related to indigent care costs in certain Texas markets which increased to $354 million for 2010 from $248 million for 2009. Provisions for losses related to professional liability risks were $222 million and $211 million for 2010 and 2009, respectively.

Provision for doubtful accounts declined $628 million, from $3.276 billion in 2009 to $2.648 billion in 2010, and as a percentage of revenues, declined to 8.6% for 2010 from 10.9% in 2009. The provision for doubtful accounts and the allowance for doubtful accounts relate primarily to uninsured amounts due directly from patients. The decline in the provision for doubtful accounts can be attributed to the $1.892 billion increase in the combined self-pay revenue deductions for charity care and uninsured discounts during 2010, compared to 2009. The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of net revenues, uninsured discounts and charity care, was 25.6% for 2010, compared to 23.8% for 2009. At December 31, 2010, our allowance for doubtful accounts represented approximately 93% of the $4.249 billion total patient due accounts receivable balance, including accounts, net of estimated contractual discounts, related to patients for which eligibility for Medicaid coverage or uninsured discounts was being evaluated.

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Years Ended December 31, 2010 and 2009 (Continued)

Equity in earnings of affiliates increased from $246 million for 2009 to $282 million for 2010. Equity in earnings of affiliates relates primarily to our Denver, Colorado market joint venture.

Depreciation and amortization declined, as a percentage of revenues, to 4.6% in 2010 from 4.8% in 2009. Depreciation expense was $1.416 billion for 2010 and $1.419 billion for 2009.

Interest expense increased to $2.097 billion for 2010 from $1.987 billion for 2009. The increase in interest expense was due primarily to an increase in the average effective interest rate. Our average debt balance was $26.751 billion for 2010 compared to $26.267 billion for 2009. The average interest rate for our long-term debt increased from 7.6% for 2009 to 7.8% for 2010.

Net gains on sales of facilities were $4 million for 2010 and were related to sales of real estate and other health care entity investments. Net losses on sales of facilities were $15 million for 2009 and included $8 million of net losses on the sales of three hospital facilities and $7 million of net losses on sales of real estate and other health care entity investments.

Impairments of long-lived assets were $123 million for 2010 and included $74 million related to two hospital facilities and $49 million related to other health care entity investments, which includes $35 million for the writeoff of capitalized engineering and design costs related to certain building safety requirements (California earthquake standards) that have been revised. Impairments of long-lived assets were $43 million for 2009 and included $19 million related to goodwill and $24 million related to property and equipment.

The effective tax rate was 35.3% and 37.3% for 2010 and 2009, respectively. The effective tax rate computations exclude net income attributable to noncontrolling interests as it relates to consolidated partnerships. Our provisions for income taxes for 2010 and 2009 were reduced by $44 million and $12 million, respectively, related to reductions in interest expense related to taxing authority examinations. Excluding the effect of these adjustments, the effective tax rate for 2010 and 2009 would have been 37.6% and 38.0%, respectively.

Net income attributable to noncontrolling interests increased from $321 million for 2009 to $366 million for 2010. The increase in net income attributable to noncontrolling interests related primarily to growth in operating results of hospital joint ventures in two Texas markets.

Years Ended December 31, 2009 and 2008

Net income attributable to HCA Holdings, Inc. totaled $1.054 billion for the year ended December 31, 2009 compared to $673 million for the year ended December 31, 2008. Financial results for 2009 include losses on sales of facilities of $15 million and asset impairment charges of $43 million. Financial results for 2008 include gains on sales of facilities of $97 million and asset impairment charges of $64 million.

Revenues increased 5.9% to $30.052 billion for 2009 from $28.374 billion for 2008. The increase in revenues was due primarily to the combined impact of a 2.6% increase in revenue per equivalent admission and a 3.2% increase in equivalent admissions compared to 2008. Same facility revenues increased 6.1% due primarily to the combined impact of a 2.6% increase in same facility revenue per equivalent admission and a 3.4% increase in same facility equivalent admissions compared to 2008. Cash revenues (reported revenues less the provision for doubtful accounts) increased 7.2% for 2009, compared to 2008.

During 2009, consolidated admissions increased 1.0% and same facility admissions increased 1.2% for 2009, compared to 2008. Consolidated inpatient surgical volumes increased 0.3%, and same facility inpatient surgeries increased 0.5% during 2009 compared to 2008. Consolidated outpatient surgical volumes declined 0.4%, and same

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Years Ended December 31, 2009 and 2008 (Continued)

facility outpatient surgeries declined 0.1% during 2009 compared to 2008. Emergency department visits increased 6.6% on a consolidated basis and increased 7.0% on a same facility basis during 2009 compared to 2008.

Salaries and benefits, as a percentage of revenues, were 39.8% in 2009 and 40.3% in 2008. Salaries and benefits, as a percentage of cash revenues, were 44.7% in 2009 and 45.8% in 2008. Salaries and benefits per equivalent admission increased 1.3% in 2009 compared to 2008. Same facility labor rate increases averaged 3.7% for 2009 compared to 2008.

Supplies, as a percentage of revenues, were 16.2% in 2009 and 16.3% in 2008. Supplies, as a percentage of cash revenues, were 18.2% in 2009 and 18.5% in 2008. Supply costs per equivalent admission increased 2.1% in 2009 compared to 2008. Same facility supply costs increased 5.9% for medical devices, 4.0% for pharmacy supplies, 7.1% for blood products and 7.0% for general medical and surgical items in 2009 compared to 2008.

Other operating expenses, as a percentage of revenues, declined to 15.7% in 2009 from 16.1% in 2008. Other operating expenses, as a percentage of cash revenues, declined to 17.6% in 2009 from 18.3% in 2008. Other operating expenses are primarily comprised of contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance (including professional liability insurance) and nonincome taxes. The overall decline in other operating expenses, as a percentage of revenues, is comprised of relatively small reductions in several areas, including utilities, employee recruitment and travel and entertainment. Other operating expenses include $248 million and $144 million of indigent care costs in certain Texas markets during 2009 and 2008, respectively. Provisions for losses related to professional liability risks were $211 million and $175 million for 2009 and 2008, respectively.

Provision for doubtful accounts declined $133 million, from $3.409 billion in 2008 to $3.276 billion in 2009, and as a percentage of revenues, declined to 10.9% for 2009 from 12.0% in 2008. The provision for doubtful accounts and the allowance for doubtful accounts relate primarily to uninsured amounts due directly from patients. The decline in the provision for doubtful accounts can be attributed to the $1.486 billion increase in the combined self-pay revenue deductions for charity care and uninsured discounts during 2009, compared to 2008. The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of net revenues, uninsured discounts and charity care, was 23.8% for 2009, compared to 21.9% for 2008. At December 31, 2009, our allowance for doubtful accounts represented approximately 94% of the $5.176 billion total patient due accounts receivable balance, including accounts, net of estimated contractual discounts, related to patients for which eligibility for Medicaid coverage or uninsured discounts was being evaluated.

Equity in earnings of affiliates increased from $223 million for 2008 to $246 million for 2009. Equity in earnings of affiliates relates primarily to our Denver, Colorado market joint venture.

Depreciation and amortization decreased, as a percentage of revenues, to 4.8% in 2009 from 5.0% in 2008. Depreciation expense was $1.419 billion for 2009 and $1.412 billion for 2008.

Interest expense declined to $1.987 billion for 2009 from $2.021 billion for 2008. The decline in interest expense was due to reductions in the average debt balance. Our average debt balance was $26.267 billion for 2009 compared to $27.211 billion for 2008. The average interest rate for our long-term debt increased from 7.4% for 2008 to 7.6% for 2009.

Net losses on sales of facilities were $15 million for 2009 and included $8 million of net losses on the sales of three hospital facilities and $7 million of net losses on sales of real estate and other health care entity investments. Gains on sales of facilities were $97 million for 2008 and included $81 million of gains on the sales of two hospital facilities and $16 million of net gains on sales of real estate and other health care entity investments.

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Years Ended December 31, 2009 and 2008 (Continued)

Impairments of long-lived assets were $43 million for 2009 and included $19 million related to goodwill and $24 million related to property and equipment. Impairments of long-lived assets were $64 million for 2008 and included $48 million related to goodwill and $16 million related to property and equipment.

The effective tax rate was 37.3% and 28.5% for 2009 and 2008, respectively. The effective tax rate computations exclude net income attributable to noncontrolling interests as it relates to consolidated partnerships. Primarily as a result of reaching a settlement with the IRS Appeals Division and the revision of the amount of a proposed IRS adjustment related to prior taxable periods, we reduced our provision for income taxes by $69 million in 2008. Excluding the effect of these adjustments, the effective tax rate for 2008 would have been 35.8%.

Net income attributable to noncontrolling interests increased from $229 million for 2008 to $321 million for 2009. The increase in net income attributable to noncontrolling interests related primarily to growth in operating results of hospital joint ventures in two Texas markets.

Liquidity and Capital Resources

Our primary cash requirements are paying our operating expenses, servicing our debt, capital expenditures on our existing properties, acquisitions of hospitals and other health care entities, distributions to stockholders and distributions to noncontrolling interests. Our primary cash sources are cash flows from operating activities, issuances of debt and equity securities and dispositions of hospitals and other health care entities.

Cash provided by operating activities totaled $3.085 billion in 2010 compared to $2.747 billion in 2009 and $1.990 billion in 2008. Working capital totaled $2.650 billion at December 31, 2010 and $2.264 billion at December 31, 2009. The $338 million increase in cash provided by operating activities for 2010, compared to 2009, was primarily comprised of the net impact of the $198 million increase in net income, a $547 million improvement from lower income tax payments and a $384 million decline from changes in operating assets and liabilities and the provision for doubtful accounts. The $757 million increase in cash provided by operating activities for 2009, compared to 2008, related primarily to the $473 million increase in net income and $143 million improvement from changes in operating assets and liabilities and the provision for doubtful accounts. Cash payments for interest and income taxes declined $387 million for 2010 compared to 2009 and increased $203 million for 2009 compared to 2008.

Cash used in investing activities was $1.039 billion, $1.035 billion and $1.467 billion in 2010, 2009 and 2008, respectively. Excluding acquisitions, capital expenditures were $1.325 billion in 2010, $1.317 billion in 2009 and $1.600 billion in 2008. We expended $233 million, $61 million and $85 million for acquisitions of hospitals and health care entities during 2010, 2009 and 2008, respectively. Expenditures for acquisitions in 2010 included two hospital facilities, and in 2009 and 2008 were generally comprised of outpatient and ancillary services entities. Planned capital expenditures are expected to approximate $1.6 billion in 2011. At December 31, 2010, there were projects under construction which had an estimated additional cost to complete and equip over the next five years of $1.7 billion. We expect to finance capital expenditures with internally generated and borrowed funds.

During 2010, we received cash proceeds of $37 million from sales of other health care entities and real estate investments. We also received net cash proceeds of $472 million related to net changes in our investments. During 2009, we received cash proceeds of $41 million from dispositions of three hospitals and sales of other health care entities and real estate investments. We also received net cash proceeds of $303 million related to net changes in our investments. During 2008, we received cash proceeds of $143 million from dispositions of two hospitals and $50 million from sales of other health care entities and real estate investments.

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Liquidity and Capital Resources (Continued)

Cash used in financing activities totaled $1.947 billion in 2010, $1.865 billion in 2009 and $451 million in 2008. During 2010, we paid $4.257 billion in distributions to our stockholders and received net proceeds of $2.533 billion from our debt issuance and debt repayment activities. During 2009 and 2008, we used cash proceeds from sales of facilities and available cash provided by operations to make net debt repayments of $1.459 billion and $260 million, respectively. During 2010, we received contributions from noncontrolling interests of $57 million. During 2010, 2009 and 2008, we made distributions to noncontrolling interests of $342 million, $330 million and $178 million, respectively. We paid debt issuance costs of $50 million and $70 million for 2010 and 2009, respectively. During 2010, we received income tax benefits of $114 million for certain items (primarily the cash distributions to holders of our stock options) that were deductible expenses for tax purposes, but were recognized as adjustments to stockholders’ deficit for financial reporting purposes. We or our affiliates, including affiliates of the Sponsors, may in the future repurchase portions of our debt securities, subject to certain limitations, from time to time in either the open market or through privately negotiated transactions, in accordance with applicable SEC and other legal requirements. The timing, prices, and sizes of purchases depend upon prevailing trading prices, general economic and market conditions, and other factors, including applicable securities laws. Funds for the repurchase of debt securities have, and are expected to, come primarily from cash generated from operations and borrowed funds.

In addition to cash flows from operations, available sources of capital include amounts available under our senior secured credit facilities ($1.314 billion as of December 31, 2010 and $1.523 billion as of January 31, 2011) and anticipated access to public and private debt markets.

During 2010, our Board of Directors declared three distributions to our stockholders and holders of stock options. The distributions totaled $9.43 per share and vested stock option, or $4.332 billion in the aggregate. The distributions were funded using funds available under our existing senior secured credit facilities, proceeds from the November 2010 issuance of $1.525 billion aggregate principal amount of 7 3/4% senior unsecured notes due 2021 and cash on hand.

On May 5, 2010, our Board of Directors granted approval for the Company to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 relating to a proposed initial public offering of its common stock. We filed the Form S-1 on May 7, 2010. In connection with the Corporate Reorganization, on December 15, 2010, HCA Holdings, Inc.’s Board of Directors granted approval for the Company to file with the SEC a registration statement on Form S-1 relating to a proposed initial public offering of its common stock. The Form S-1 was filed on December 22, 2010, with HCA Inc. at the same time filing a request to withdraw its registration statement on Form S-1. We intend to use the anticipated net proceeds to repay certain of our existing indebtedness, as will be determined prior to our offering, and for general corporate purposes. Upon completion of the offering and in connection with our termination of the management agreement we have with affiliates of the Investors, we will be required to pay a termination fee based upon the net present value of our future obligations under the management agreement.

Investments of our professional liability insurance subsidiary, to maintain statutory equity and pay claims, totaled $742 million and $1.316 billion at December 31, 2010 and 2009, respectively. Investments were reduced during 2010 as a result of the insurance subsidiary distributing $500 million of excess capital to the Company. The insurance subsidiary maintained net reserves for professional liability risks of $452 million and $590 million at December 31, 2010 and 2009, respectively. Our facilities are insured by our wholly-owned insurance subsidiary for losses up to $50 million per occurrence; however, since January 2007, this coverage is subject to a $5 million per occurrence self-insured retention. Net reserves for the self-insured professional liability risks retained were $796 million and $679 million at December 31, 2010 and 2009, respectively. Claims payments, net of reinsurance recoveries, during the next 12 months are expected to approximate $265 million. We estimate that approximately

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Liquidity and Capital Resources (Continued)

$165 million of the expected net claim payments during the next 12 months will relate to claims subject to the self-insured retention.

Financing Activities

Due to the Recapitalization, we are a highly leveraged company with significant debt service requirements. Our debt totaled $28.225 billion and $25.670 billion at December 31, 2010 and 2009, respectively. Our interest expense was $2.097 billion for 2010 and $1.987 billion for 2009.

During March 2010, we issued $1.400 billion aggregate principal amount of 7 1/4% senior secured first lien notes due 2020 at a price of 99.095% of their face value, resulting in $1.387 billion of gross proceeds. After the payment of related fees and expenses, we used the proceeds to repay outstanding indebtedness under our senior secured term loan facilities. During November 2010, we issued $1.525 billion aggregate principal amount of 7 3/4% senior unsecured notes due 2021 at a price of 100% of their face value. After the payment of related fees and expenses, we used the proceeds to make a distribution to our stockholders and optionholders. During February 2009, we issued $310 million aggregate principal amount of 9 7/8% senior secured second lien notes due 2017 at a price of 96.673% of their face value, resulting in $300 million of gross proceeds. During April 2009, we issued $1.500 billion aggregate principal amount of 8 1/2% senior secured first lien notes due 2019 at a price of 96.755% of their face value, resulting in $1.451 billion of gross proceeds. During August 2009, we issued $1.250 billion aggregate principal amount of 7 7/8% senior secured first lien notes due 2020 at a price of 98.254% of their face value, resulting in $1.228 billion of gross proceeds. After the payment of related fees and expenses, we used the proceeds from these debt issuances to repay outstanding indebtedness under our senior secured term loan facilities.

Management believes that cash flows from operations, amounts available under our senior secured credit facilities and our anticipated access to public and private debt markets will be sufficient to meet expected liquidity needs during the next twelve months.

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Contractual Obligations and Off-Balance Sheet Arrangements

As of December 31, 2010, maturities of contractual obligations and other commercial commitments are presented in the table below (dollars in millions):

	Payments Due by Period
Contractual Obligations(a)	Total	Current	2-3 Years	4-5 Years	After 5 Years

Long-term debt including interest, excluding the senior secured credit facilities(b)	$29,803	$1,845	$4,824	$5,053	$18,081
Loans outstanding under the senior secured credit facilities, including interest(b)	12,013	848	7,828	1,147	2,190
Operating leases(c)	1,876	269	466	293	848
Purchase and other obligations(c)	225	37	44	36	108

Total contractual obligations	$43,917	$2,999	$13,162	$6,529	$21,227

Other Commercial Commitments Not Recorded on the	Commitment Expiration by Period
Consolidated Balance Sheet	Total	Current	2-3 Years	4-5 Years	After 5 Years

Surety bonds(d)	$59	$52	$6	$1	$—
Letters of credit(e)	82	9	41	32	—
Physician commitments(f)	33	26	7	—	—
Guarantees(g)	2	—	—	—	2

Total commercial commitments	$176	$87	$54	$33	$2

(a)	We have not included obligations to pay net estimated professional liability claims ($1.248 billion at December 31, 2010, including net reserves of $452 million relating to the wholly-owned insurance subsidiary) in this table. The estimated professional liability claims, which occurred prior to 2007, are expected to be funded by the designated investment securities that are restricted for this purpose ($742 million at December 31, 2010). We also have not included obligations related to unrecognized tax benefits of $413 million at December 31, 2010, as we cannot reasonably estimate the timing or amounts of cash payments, if any, at this time.

(b)	Estimates of interest payments assume that interest rates, borrowing spreads and foreign currency exchange rates at December 31, 2010, remain constant during the period presented.

(c)	Amounts relate to future operating lease obligations, purchase obligations and other obligations and are not recorded in our consolidated balance sheet. Amounts also include physician commitments that are recorded in our consolidated balance sheet.

(d)	Amounts relate primarily to instances in which we have agreed to indemnify various commercial insurers who have provided surety bonds to cover self-insured workers’ compensation claims, utility deposits and damages for malpractice cases which were awarded to plaintiffs by the courts. These cases are currently under appeal and the bonds will not be released by the courts until the cases are closed.

(e)	Amounts relate primarily to various insurance programs and employee benefit plan obligations for which we have letters of credit outstanding.

(f)	In consideration for physicians relocating to the communities in which our hospitals are located and agreeing to engage in private practice for the benefit of the respective communities, we make advances to physicians, normally over a period of one year, to assist in establishing the physicians’ practices. The actual amount of these commitments to be advanced often depends upon the financial results of the physicians’ private practices

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Contractual Obligations and Off-Balance Sheet Arrangements (Continued)

during the recruitment agreement payment period. The physician commitments reflected were based on our maximum exposure on effective agreements at December 31, 2010.

(g)	We have entered into guarantee agreements related to certain leases.

Market Risk

We are exposed to market risk related to changes in market values of securities. The investments in debt and equity securities of our wholly-owned insurance subsidiary were $734 million and $8 million, respectively, at December 31, 2010. These investments are carried at fair value, with changes in unrealized gains and losses being recorded as adjustments to other comprehensive income. At December 31, 2010, we had a net unrealized gain of $10 million on the insurance subsidiary’s investment securities.

We are exposed to market risk related to market illiquidity. Liquidity of the investments in debt and equity securities of our wholly-owned insurance subsidiary could be impaired by the inability to access the capital markets. Should the wholly-owned insurance subsidiary require significant amounts of cash in excess of normal cash requirements to pay claims and other expenses on short notice, we may have difficulty selling these investments in a timely manner or be forced to sell them at a price less than what we might otherwise have been able to in a normal market environment. At December 31, 2010, our wholly-owned insurance subsidiary had invested $250 million ($251 million par value) in tax-exempt student loan auction rate securities that continue to experience market illiquidity. It is uncertain if auction-related market liquidity will resume for these securities. We may be required to recognize other-than-temporary impairments on these long-term investments in future periods should issuers default on interest payments or should the fair market valuations of the securities deteriorate due to ratings downgrades or other issue specific factors.

We are also exposed to market risk related to changes in interest rates, and we periodically enter into interest rate swap agreements to manage our exposure to these fluctuations. Our interest rate swap agreements involve the exchange of fixed and variable rate interest payments between two parties, based on common notional principal amounts and maturity dates. The notional amounts of the swap agreements represent balances used to calculate the exchange of cash flows and are not our assets or liabilities. Our credit risk related to these agreements is considered low because the swap agreements are with creditworthy financial institutions. The interest payments under these agreements are settled on a net basis. These derivatives have been recognized in the financial statements at their respective fair values. Changes in the fair value of these derivatives, which are designated as cash flow hedges, are included in other comprehensive income, and changes in the fair value of derivatives which have not been designated as hedges are recorded in operations.

With respect to our interest-bearing liabilities, approximately $3.037 billion of long-term debt at December 31, 2010 was subject to variable rates of interest, while the remaining balance in long-term debt of $25.188 billion at December 31, 2010 was subject to fixed rates of interest. Both the general level of interest rates and, for the senior secured credit facilities, our leverage affect our variable interest rates. Our variable debt is comprised primarily of amounts outstanding under the senior secured credit facilities. Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the federal funds rate plus 0.50% and (2) the prime rate of Bank of America or (b) a LIBOR rate for the currency of such borrowing for the relevant interest period. The applicable margin for borrowings under the senior secured credit facilities may fluctuate according to a leverage ratio. The average effective interest rate for our long-term debt increased from 7.6% for 2009 to 7.8% for 2010.

On March 2, 2009, we amended our $13.550 billion and €1.000 billion senior secured cash flow credit facility, dated as of November 17, 2006, as amended February 16, 2007 (“the cash flow credit facility”), to allow for one or more future issuances of additional secured notes, which may include notes that are secured on a pari passu basis or

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Market Risk (Continued)

on a junior basis with the obligations under the cash flow credit facility, so long as (1) such notes do not require, subject to certain exceptions, scheduled repayments, payment of principal or redemption prior to the scheduled term loan B-1 maturity date, (2) the terms of such notes, taken as a whole, are not more restrictive than those in the cash flow credit facility and (3) no subsidiary of HCA Inc. that is not a U.S. guarantor is an obligor of such additional secured notes, and such notes are not secured by any European collateral securing the cash flow credit facility. The U.S. security documents related to the cash flow credit facility were also amended and restated in connection with the amendment in order to give effect to the security interests to be granted to holders of such additional secured notes.

On March 2, 2009, we amended our $2.000 billion senior secured asset-based revolving credit facility, dated as of November 17, 2006, as amended and restated as of June 20, 2007 (the “ABL credit facility”), to allow for one or more future issuances of additional secured notes or loans, which may include notes or loans that are secured on a pari passu basis or on a junior basis with the obligations under the cash flow credit facility, so long as (1) such notes or loans do not require, subject to certain exceptions, scheduled repayments, payment of principal or redemption prior to the scheduled term loan B-1 maturity date, (2) the terms of such notes or loans, as applicable, taken as a whole, are not more restrictive than those in the cash flow credit facility and (3) no subsidiary of HCA Inc. that is not a U.S. guarantor is an obligor of such additional secured notes. The amendment to the ABL credit facility also altered the excess facility availability requirement to include a separate minimum facility availability requirement applicable to the ABL credit facility and increased the applicable LIBOR and ABR margins for all borrowings under the ABL credit facility by 0.25% each.

On June 18, 2009, the cash flow credit facility was amended to permit the unlimited incurrence of new term loans to refinance the term loans initially incurred as well as any previously incurred refinancing term loans and to permit the establishment of commitments under a replacement cash flow revolver under the cash flow credit facility to replace all or a portion of the revolving commitments initially established under the cash flow credit facility as well as any previously issued replacement revolvers. On April 6, 2010 the cash flow credit facility was further amended to (i) extend the maturity date for $2.0 billion of the tranche B term loans from November 17, 2013 to March 31, 2017 and (ii) increase the ABR margin and LIBOR margin with respect to such extended term loans to 2.25% and 3.25%, respectively.

On November 8, 2010, an amended and restated joinder agreement was entered into with respect to the cash flow credit facility to establish a new replacement revolving credit series, which will mature on November 17, 2015. The replacement revolving credit commitments will become effective upon the earlier of (i) our receipt of all or a portion of the proceeds (including by way of contribution) from an initial public offering of the common stock of HCA Inc. or its direct or indirect parent company (the “IPO Proceeds Condition”) and (ii) May 17, 2012, subject to the satisfaction of certain other conditions. If the IPO Proceeds Condition has not been satisfied, on May 17, 2012 or, if the IPO Proceeds Condition has been satisfied prior to May 17, 2012, on November 17, 2012, the applicable ABR and LIBOR margins with respect to the replacement revolving loans will be increased from the applicable ABR and LIBOR margins of the existing revolving loans based upon the achievement of a certain leverage ratio, which level will decrease from the levels of the existing revolving loans.

The estimated fair value of our total long-term debt was $28.738 billion at December 31, 2010. The estimates of fair value are based upon the quoted market prices for the same or similar issues of long-term debt with the same maturities. Based on a hypothetical 1% increase in interest rates, the potential annualized reduction to future pretax earnings would be approximately $30 million. To mitigate the impact of fluctuations in interest rates, we generally target a portion of our debt portfolio to be maintained at fixed rates.

Our international operations and the European term loan expose us to market risks associated with foreign currencies. In order to mitigate the currency exposure related to debt service obligations through December 31,

HCA HOLDINGS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)

Market Risk (Continued)

2011 under the European term loan, we have entered into cross currency swap agreements. A cross currency swap is an agreement between two parties to exchange a stream of principal and interest payments in one currency for a stream of principal and interest payments in another currency over a specified period.

Financial Instruments

Derivative financial instruments are employed to manage risks, including foreign currency and interest rate exposures, and are not used for trading or speculative purposes. We recognize derivative instruments, such as interest rate swap agreements and foreign exchange contracts, in the consolidated balance sheets at fair value. Changes in the fair value of derivatives are recognized periodically either in earnings or in stockholders’ equity, as a component of other comprehensive income, depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or a cash flow hedge. Gains and losses on derivatives designated as cash flow hedges, to the extent they are effective, are recorded in other comprehensive income, and subsequently reclassified to earnings to offset the impact of the hedged items when they occur. Changes in the fair value of derivatives not qualifying as hedges, and for any portion of a hedge that is ineffective, are reported in earnings.

The net interest paid or received on interest rate swaps is recognized as interest expense. Gains and losses resulting from the early termination of interest rate swap agreements are deferred and amortized as adjustments to expense over the remaining period of the debt originally covered by the terminated swap.

Effects of Inflation and Changing Prices

Various federal, state and local laws have been enacted that, in certain cases, limit our ability to increase prices. Revenues for general, acute care hospital services rendered to Medicare patients are established under the federal government’s prospective payment system. Total fee-for-service Medicare revenues approximated 23.5% in 2010, 22.8% in 2009 and 23.1% in 2008 of our revenues.

Management believes hospital industry operating margins have been, and may continue to be, under significant pressure because of changes in payer mix and growth in operating expenses in excess of the increase in prospective payments under the Medicare program. In addition, as a result of increasing regulatory and competitive pressures, our ability to maintain operating margins through price increases to non-Medicare patients is limited.

IRS Disputes

At December 31, 2010, we were contesting, before the IRS Appeals Division, certain claimed deficiencies and adjustments proposed by the IRS Examination Division in connection with its audit of HCA Inc.’s 2005 and 2006 federal income tax returns. The disputed items include the timing of recognition of certain patient service revenues, the deductibility of certain debt retirement costs and our method for calculating the tax allowance for doubtful accounts. In addition, eight taxable periods of HCA Inc. and its predecessors ended in 1997 through 2004, for which the primary remaining issue is the computation of the tax allowance for doubtful accounts, were pending before the IRS Examination Division as of December 31, 2010. The IRS Examination Division began an audit of HCA Inc.’s 2007, 2008 and 2009 federal income tax returns in December 2010.

Management believes HCA Holdings, Inc., its predecessors and affiliates properly reported taxable income and paid taxes in accordance with applicable laws and agreements established with the IRS and final resolution of these disputes will not have a material, adverse effect on our results of operations or financial position. However, if payments due upon final resolution of these issues exceed our recorded estimates, such resolutions could have a material, adverse effect on our results of operations or financial position.